For period ending April 30, 2000

	Exhibit No. 77 M

File number 811-6292

Effective as of the close of business on January 28, 2000 (the "Reorganization
Date"), PaineWebber Global Equity Fund, a series of
PaineWebber Investment
Trust (the "Fund"), acquired all of the assets and assumed all of the liabilities of Global Small Cap Fund Inc. ("GSG"). The acquisition was accomplished by a tax-free exchange of 5,257,445 Class A shares of the Fund for 3,801,667 shares of GSG outstanding on the Reorganization Date. GSG's net assets at that date, valued at $85,973,872, including net unrealized appreciation of investments of
$35,296,466, were combined with those of the Fund.
This transaction was
approved by GSG shareholders at a Special Meeting of Shareholders. Further information regarding the circumstances and details of the transaction is incorporated herein in response to this sub-item by reference to the definitive
Combined Proxy Statement and Prospectus dated November
19, 1999, filed with
the SEC on December 2, 1999.  (Accession Number:
0000950117-99-002506;
SEC File No. 333-89253).